Exhibit 99.1
FOR IMMEDIATE RELEASE

For Further Information:
J. Marcus Scrudder	Hala Elsherbini
Chief Financial Officer	Halliburton Investor Relations
(972) 393-3800, ext. 166	(972) 458-8000
investorrelations@craftmade.com	hala@halliburtonir.com
Craftmade International Announces Net Sales and Earnings Results
For Its Fiscal 2007 First Quarter
Net Income Increases 8.8%
COPPELL, TEXAS, November 8, 2006 — Craftmade International, Inc. (Nasdaq: CRFT) today reported the following results for its first quarter ended September 30, 2006:
Fiscal 2007 Consolidated First Quarter Results
Net income for the quarter ended September 30, 2006 increased $152,000, or 8.8%, to $1,884,000, compared to net income of $1,732,000 for the quarter ended September 30, 2005. On a fully diluted basis, net income per share increased $0.03 to $0.36 for the quarter ended September 30, 2006, compared to $0.33 for the same period of 2005. Weighted average diluted shares outstanding for the first quarter were 5,215,000, versus 5,210,000 for the 2005 first quarter.
Consolidated net sales for the quarter ended September 30, 2006 decreased by $2,898,000, or 9.3%, to $28,126,000 from $31,024,000 in the quarter ended September 30, 2005. The decline in net sales primarily resulted from a decrease in net sales in the mass retail segment.
As previously announced, during the quarter, the Company’s Trade Source International (“TSI”) division acquired Marketing Impressions, Inc. for approximately $2.0 million, plus additional consideration based on future levels of gross profit. Marketing Impressions previously owned the remaining 50% interest in Prime/Home Impressions, LLC (“PHI”) and also supplied the Company with certain fan accessory products. The acquisition gives Craftmade complete control over the operations of PHI, allows it to directly source certain of its fan accessory products, and enables it to benefit from 100% of PHI’s earnings.
First Quarter Segment Results
First quarter net sales from the Company’s showroom segment were $16,451,000, down less than 0.4% from $16,511,000 reported for the corresponding quarterly period in fiscal 2006. The slight decline resulted in part from a decrease in demand for decorative ceiling fans and Accolade® lighting products, which offset increases in builder series ceiling fans and a substantial 29.8% increase in net sales of the Teiber product line.

Press Release
Craftmade International, Inc.
November 8, 2006

First quarter net sales for the mass retail segment decreased $2,838,000, or 19.6%, to $11,675,000, from $14,513,000 for the same three-month period last year. The decline was due in part to the previously disclosed reduction of SKU’s sold by Design Trends to Lowe’s in 7 of Lowe’s 11 regional distribution centers and a change in Lowe’s merchandising system that Design Trends currently supplies.
During the December 2006 quarter, Design Trends will begin supplying mix and match portable lamps to all 11 Lowe’s regional distribution centers. Based on the amount of product currently shipped to Lowe’s, the Company believes that Design Trends continues to be Lowe’s largest portable lamp vendor and has been invited to participate in all scheduled line reviews for its existing and new product lines.
The decline in sales from the mass retail segment also resulted from lower net sales from the Wal-Mart indoor/outdoor lighting and mix and match fan program with TSI. Historically, TSI has provided Wal-Mart with these products by direct import from Asia. Net sales for TSI were also affected by the timing of direct-import orders from Lowe’s.
James R. Ridings, Craftmade’s Chairman and Chief Executive Officer, said, “Going forward, we intend to continue to introduce new products, product lines and marketing concepts to our existing mass merchandise customers and to expand our business to new customers. While we can’t speculate on the future plans of our mass merchandise customers, we believe that we remain competitive in our product offerings, and we provide our customers with the best opportunity to realize a satisfactory return on investment, especially in the mix and match portable lamp product category.”
Gross Profit, Operating Expenses and Minority Interests
For the quarter ended September 30, 2006, gross profit as a percentage of net sales increased 3.0% to 31.2%, compared to 28.2% for the quarter ended September 30, 2005. This increase was primarily driven by a change in product line mix within the TSI segment and the benefit obtained from the Company’s acquisition of Marketing Impressions which allowed PHI to source directly certain of its fan accessory products.
Operating expenses for the quarter ended September 30, 2006 increased $228,000 to $5,084,000, or 18.8% of net sales, compared to $5,056,000, or 16.3% of net sales in the corresponding quarter during fiscal 2006. This increase is primarily due to increases in costs for Teiber product displays and consulting fees and amortization related to the acquisition of Marketing Impressions. Accounting and legal fees were $190,000 lower than in the corresponding quarter during fiscal 2006.
The decrease in minority interest expense resulted from decreased profits at Design Trends and elimination of minority interest expense at PHI from the acquisition of Marketing Impressions.

Press Release
Craftmade International, Inc.
November 8, 2006

Outlook
“The past quarter has been challenging for all companies supplying products to the housing industry,” Ridings continued, “and we are pleased that our Teiber product lines and builder model ceiling fans continue to grow. We believe we will see improvement during fiscal 2007 as we continue to execute our long-term growth strategy, strengthen our wholly-owned operations and provide innovative product and merchandising offerings to both our showroom and mass retail customers. Our outlook remains positive, and we believe the Company will achieve growth in earnings per share in fiscal 2007,” concluded Mr. Ridings.
Conference Call
A conference call to discuss the Company’s results for the first quarter ended September 30, 2006 is scheduled for today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested participants should dial 800-289-0569 a few minutes before the start time and reference confirmation code 1904025. Additionally, a replay of the earnings conference call will be available after the completion of the call through November 14, 2006, and can be accessed by dialing 888-203-1112 and referencing confirmation code 1904025. A web cast of the conference call can also be accessed by visiting our website at www.craftmade.com.
About Craftmade
Craftmade International, Inc., founded in 1985 and based in Coppell, Texas, is engaged in the design, distribution and marketing of a broad range of proprietary ceiling fans, lighting products and related accessories, decorative light bulbs, door chimes and ventilation systems. The company distributes its premium products through a network of 1,800 showrooms and electrical wholesalers through a national sales organization of more than 65 independent sales representatives. Through its Trade Source International subsidiary, Craftmade distributes outdoor lighting, ceiling fan accessories and an indoor lighting line to the mass merchandiser market.
Certain statements in this news release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Craftmade International, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward looking statements include, but are not limited to, (i) statements concerning future financial condition and operations, including future cash flows, revenues, gross margins, earnings and variations in quarterly results and (ii) other statements identified by words such as “may,” “will,” “should,” “could,” “might,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “forecasts,” “intends,” “potential,” “continue,” and similar words or phrases. These factors that could affect our financial and other results can be found in the risk factors section of our Form 10-K for the fiscal year ended June 30, 2006, as filed with the SEC on September 13, 2006. The forward-looking statements included in this news release are made only as of the date of publication, and we undertake no obligation to update them to reflect subsequent events or circumstances.

Press Release
Craftmade International, Inc.
November 8, 2006

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended
	September 30,	September 30,
	2006	2005
Net sales	$28,126	$31,024
Cost of goods sold	(19,344)	(22,278)

Gross profit	8,782	8,746

Gross profit as a percentage of net sales	31.2%	28.2%

Selling, general and administrative expenses	(5,084)	(4,898)
Depreciation and amortization	(200)	(158)

Total operating expenses	(5,284)	(5,056)

Income from operations	3,498	3,690

Interest expense, net	(368)	(304)

Income before income taxes and minority interests	3,130	3,386
Income taxes	(981)	(920)

Income before minority interests	2,149	2,466

Minority interests	(265)	(734)

Net income	$1,884	$1,732

Weighted average common shares outstanding:
Basic	5,204	5,200
Diluted	5,215	5,210

Basic earnings per common share	$0.36	$0.33

Diluted earnings per common share	$0.36	$0.33

Cash dividends declared per common share	$0.12	$0.12

Press Release
Craftmade International, Inc.
November 8, 2006

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME BY SEGMENT
(Unaudited, In Thousands)

	Three Months Ended			Three Months Ended
	September 30, 2006			September 30, 2005
	Craftmade	TSI	Total	Craftmade	TSI	Total
Net sales	$16,451	$11,675	$28,126	$16,511	$14,513	$31,024
Cost of goods sold	(10,699)	(8,645)	(19,344)	(10,650)	(11,628)	(22,278)

Gross profit	5,752	3,030	8,782	5,861	2,885	8,746
Gross profit as a % of net sales	35.0%	26.0%	31.2%	35.5%	19.9%	28.2%

Selling, general and administrative	(3,638)	(1,446)	(5,084)	(3,331)	(1,567)	(4,898)
As a % of net sales	22.1%	12.4%	18.1%	20.2%	10.8%	15.8%

Depreciation and amortization	(139)	(61)	(200)	(148)	(10)	(158)

Total operating expenses	(3,777)	(1,507)	(5,284)	(3,479)	(1,577)	(5,056)

Income from operations	1,975	1,523	3,498	2,382	1,308	3,690
Interest expense, net	(337)	(31)	(368)	(278)	(26)	(304)

Income before income taxes and minority interests	1,638	1,492	3,130	2,104	1,282	3,386
Provision for income taxes	(563)	(418)	(981)	(759)	(161)	(920)

Income before minority interests	1,075	1,074	2,149	1,345	1,121	2,466
Minority interests	—	(265)	(265)	—	(734)	(734)

Net income	$1,075	$809	$1,884	$1,345	$387	$1,732

Press Release
Craftmade International, Inc.
November 8, 2006

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
ASSETS

	September 30,	June 30,
	2006	2006
	(Unaudited)
Current assets
Cash	$755	$2,164
Accounts receivable — net of allowance of $254 and $293, respectively	18,114	19,802
Inventories — net of allowance of $665 and $934, respectively	22,846	21,085
Deferred income taxes	1,149	1,252
Prepaid expenses and other current assets	909	988

Total current assets	43,773	45,291

Property and equipment
Land	1,535	1,535
Building	7,796	7,796
Office furniture and equipment	3,723	3,320
Leasehold improvements	187	187

	13,241	12,838
Less: accumulated depreciation	(4,888)	(4,740)

Total property and equipment, net	8,353	8,098

Other assets
Goodwill	12,247	11,480
Other intangibles, net of accumulated amortization of $92 and $41, respectively	1,877	169
Other assets	10	23

Total other assets	14,134	11,672

Total assets	$66,260	$65,061

Press Release
Craftmade International, Inc.
November 8, 2006

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Amounts)
LIABILITIES, MINORITY INTERESTS AND STOCKHOLDERS’ EQUITY

	September 30,	June 30,
	2006	2006
	Unaudited
Current liabilities
Book overdrafts	$38	$70
Notes payable — current	1,083	1,135
Revolving lines of credit	—	2,173
Accounts payable	7,096	7,544
Commissions payable	212	274
Income taxes payable	500	114
Accrued customer allowances	2,117	2,637
Other accrued expenses	1,083	1,073

Total current liabilities	12,129	15,020

Other non-current liabilities
Revolving line of credit	19,398	15,981
Other long-term expenses	793	793
Deferred income taxes	686	345
Notes payable — long term	—	223

Total other non-current liabilities	20,877	17,342

Total liabilities	33,006	32,362

Minority interests	2,955	3,662

Commitments and contingencies

Stockholders’ equity
Series A cumulative, convertible callable preferred stock, $1.00 par value, 2,000,000 shares authorized; nil shares issued	—	—
Common stock, $0.01 par value, 15,000,000 shares authorized; 9,703,420 shares issued	97	97
Additional paid-in capital	17,760	17,757
Retained earnings	50,568	49,309
Less: treasury stock, 4,499,920 common shares at cost	(38,126)	(38,126)

Total stockholders’ equity	30,299	29,037

Total liabilities, minority interests and stockholders’ equity	$66,260	$65,061

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